Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED LEASE

This FIRST AMENDMENT TO AMENDED AND RESTATED LEASE (“First Amendment”) is made and entered into as of June 5, 2017, by and between KILROY REALTY, L.P., a Delaware limited partnership (“Landlord”), and NEUROCRINE BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord (as successor-in-interest to DMH CAMPUS INVESTORS, LLC, a Delaware limited liability company) and Tenant are parties to that certain Amended and Restated Lease dated November 1, 2011 (the “Lease”), pursuant to which Tenant leases approximately 140,591 rentable square feet of space (the “Premises”) comprising the entirety of the building (the “Building”) located at 12780 El Camino Real, San Diego, California.

B. The parties desire to amend the Lease on the terms and conditions set forth in this First Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this First Amendment.

2. Premises.

2.1 Remeasurement and Modification of Premises. Notwithstanding any provision to the contrary set forth in the Lease, Landlord and Tenant acknowledge and agree that (i) due to the expansion of the lobby of the Building (pursuant to Section 1.2 of the Work Letter attached hereto as Exhibit A (the “Work Letter”)), the size of the Premises shall increase at some time prior to the commencement of the “Extended Term” (as that term is defined in Section 3.1 below), and (ii) accordingly, effective as of the commencement of such Extended Term (i.e., on January 1, 2020), and thereafter continuing throughout the Extended Term, the rentable area of the Premises shall be conclusively deemed to be 141,091 rentable square feet of space. The Premises and the Building shall not be subject to remeasurement or modification during the Extended Term.

2.2 Condition of the Premises. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and therefore Tenant continues to accept the Premises in its presently existing, “as is” condition. Except as expressly set forth in the Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, subject to Landlord’s ongoing repair and maintenance obligations as and to the extent set forth in the Lease.

2.3 Temporary Premises. Subject to the terms hereof, Landlord shall, in consideration for Tenant’s entering into this First Amendment, grant Tenant the right to temporarily lease approximately 11,135 rentable square feet of space, commonly known as Suite 200 (the “Temporary Premises”) located in that certain Landlord-owned building located at 12340 El Camino Real (the “Temporary Building”), as set forth more particularly on Exhibit B attached hereto, to Tenant for the conduct of Tenant’s business for the use permitted by the Lease in accordance with the terms of the Lease only. Tenant hereby acknowledges that (x) the Temporary Premises are currently occupied (but not currently in use) by another tenant of the Temporary Building pursuant to a lease term that is scheduled to expire on October 31, 2018, and (y) while Landlord agrees to use commercially reasonable efforts to secure, and believes that it shall be able to so secure the Temporary Premises for Tenant’s use during the “Temporary Premises Term” (as that term is defined below), if Landlord is nevertheless unable for any reason to deliver possession of the Temporary Premises to Tenant on any specific date, then Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of the Lease or the obligations of Tenant hereunder; provided, however, Landlord covenants (a) not to extend the current lease or enter into a new lease for such Temporary Premises adversely affecting Tenant’s possession of the Temporary Premises during the Temporary Premises Term, and shall use commercially reasonable efforts to deliver possession of the Temporary Premises to Tenant on or before March 1, 2018 in its presently-existing “as-is” condition (subject to Landlord’s performance of the “Temporary Premises Improvements” (defined below), and (b) that if Landlord is unable to deliver such Temporary Premises by the Temporary Premises Commencement Date (as defined below), Landlord shall provide Tenant with other reasonably comparable commercial office space reasonably suitable to Tenant of between 11,000 and 20,000 rentable square feet within a two mile radius of the Project. At Landlord’s sole cost and expense, Landlord agrees to (i) apply one (1) coat of Building standard paint to the painted walls, doors, door frames, trim and baseboards of the Temporary Premises as reasonably and mutually agreed upon in the paint colors and specifications reasonably and mutually agreed upon, (ii) install new Building standard carpet in the carpeted areas of the Temporary Premises in the colors and specifications reasonably and mutually agreed upon, and (iii) demolish certain non-structural private offices in the Temporary Premises, as reasonably and mutually agreed upon (collectively, the “Temporary Premises Improvements”). All such Temporary Premises Improvements shall be deemed the property of Landlord and shall be completed to Landlord’s “Building standard” condition, using Building standard methods, materials and procedures to be designated by Landlord. The term of Tenant’s lease of the Temporary Premises (the “Temporary Premises Term”) shall commence on the date upon which Landlord delivers possession of the Temporary Premises to Tenant (the “Temporary Premises Commencement Date”), and shall terminate on or about November 1, 2018 (the “Temporary Premises Expiration Date”), based on the mutual agreement of Landlord and Tenant such that Tenant may use the Temporary Premises during the phased construction of relevant portions of its “Improvements” as defined in and to be constructed pursuant to the Work Letter. Notwithstanding the foregoing, if Tenant experiences delays in completing the Improvements due to events of force majeure (as that term is defined in Section 20.16 of the

Lease, but excluding permitting delays), then the Temporary Premises Expiration Date shall be extended one day for each day of such force majeure delays. Tenant’s possession of the Temporary Premises shall be subject to the terms and conditions of the Lease as though such Temporary Premises was the Premises, provided that (A) Tenant shall have no obligation to pay Monthly Rental with respect to the Temporary Premises during the Temporary Premises Term, (B) Tenant shall nevertheless be responsible for the payment of its pro-rata share of the costs related to operating the HVAC air handlers serving the Temporary Premises, (C) Tenant shall pay directly to the utility company pursuant to the utility company’s separate meters (or to Landlord, to the extent Tenant has not assumed responsibility for the payment to the utility company under such separate meters by the Temporary Premises Commencement Date), the cost of all electricity provided to and/or consumed in the Temporary Premises during the Temporary Premises Term (including normal and excess consumption), (D) Tenant shall reimburse Landlord for the janitorial costs incurred in connection with its occupancy of the Temporary Premises during the Temporary Premises Term (which janitorial costs shall include, but shall not be limited to, night cleaning of the Temporary Premises, and day porter service for the Temporary Building), all of which shall be reasonably and equitable determined by Landlord, (E) Tenant shall have no right to assign, sublease or otherwise transfer its interest with respect to the Temporary Premises, (F) except for the Temporary Premises Improvements, Tenant shall accept the Temporary Premises in its existing “as is” condition and Landlord shall have no obligation to provide or pay for improvements of any kind with respect to the Temporary Premises, subject to Landlord’s ongoing repair and maintenance obligations as and to the extent set forth in the Lease, (G) Tenant shall not make any alterations or improvements to the Temporary Premises or any portion thereof, without Landlords prior written approval, which approval may be withheld or conditioned in Landlord’s sole discretion, and (H) the terms of the Work Letter shall be inapplicable to the Temporary Premises. Tenant shall quit and surrender possession of the Temporary Premises to Landlord in as good order and condition as when Tenant took possession (and as thereafter improved by Landlord), reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Temporary Premises all debris, rubbish, phone systems, cabling, wires and lines, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Temporary Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Temporary Premises and Temporary Building resulting from such removal. If Tenant fails to vacate and surrender the Temporary Premises to Landlord on or before the Temporary Premises Expiration Date (as the same may have been extended due to events of force majeure), Tenant shall be deemed to be holding over in such Temporary Premises and Monthly Rental shall commence to accrue with respect to the Temporary Premises at a monthly rate equal to Five and 00/100 Dollars ($5.00) per rentable square foot of the Temporary Premises; provided, however, nothing contained herein shall be construed as consent by Landlord to any holding over by Tenant in the Temporary Premises, and Landlord expressly reserves the right to require Tenant to surrender possession of the Temporary Premises to Landlord as provided in the Lease upon the terms and conditions set forth in this First Amendment.

3. Term.

3.1 Extended Term. Pursuant to the Lease, the Term is scheduled to expire on December 31, 2019. Landlord and Tenant hereby agree to extend the Term for a period ten (10) years, from January 1, 2020, through December 31, 2029 (the “Extended Term”), on the terms and conditions set forth in the Lease, as hereby amended by this First Amendment, unless sooner terminated as provided in the Lease.

3.2 Remaining Options to Extend Term. Landlord and Tenant acknowledge and agree that the Extended Term provided herein shall be deemed not to represent the first of Tenant’s two (2) options to extend the Term as provided in Section 2.2 of the Lease, and accordingly, Tenant shall retain and continue to have both of such two (2) options to extend the Term for a period of ten (10) years each, in accordance with, and pursuant to the terms of, Section 2.2 of the Lease.

4. Rent.

4.1 Monthly Rental Before Extended Term. Prior to June 1, 2017, Tenant shall continue to pay Monthly Rental pursuant to the terms of the Lease. Notwithstanding anything to the contrary set forth in the Lease, commencing on June 1, 2017, and continuing through December 31, 2019 (i.e., the day immediately preceding the start of the Extended Term), Tenant shall pay the Monthly Rental for the Premises as follows:

Period During Original Term	Annualized Rental	Monthly Rental	Monthly Rental Rate per Square Foot
June 1, 2017 – May 31, 2018*	$5,904,822.00	$492,068.50	$3.50
June 1, 2018 – May 31, 2019	$6,081,966.66	$506,830.56	$3.61
June 1, 2019 – December 31, 2019	$6,264,425.66	$522,035.47	$3.71

*	Subject to the terms set forth in Section 4.3 below, the Monthly Rental attributable to the three (3) month period commencing on July 1, 2017 and ending on September 30, 2017 shall be abated.

4.2 Monthly Rental During Extended Term. Notwithstanding anything to the contrary set forth in the Lease, commencing on January 1, 2020 and continuing throughout the Extended Term, Tenant shall pay Monthly Rental for the Premises as follows:

Period During Extended Term	Annualized Rental	Monthly Rental	Monthly Rental Rate per Square Foot
January 1, 2020 – May 31, 2020	$6,286,704.56	$523,892.05	$3.71

June 1, 2020 – May 31, 2021	$6,475,305.70	$539,608.81	$3.82
June 1, 2021 – May 31, 2022	$6,669,564.87	$555,797.07	$3.94
June 1, 2022 – May 31, 2023	$6,869,651.81	$572,470.98	$4.06
June 1, 2023 – May 31, 2024	$7,075,741.37	$589,645.11	$4.18
June 1, 2024 – May 31, 2025	$7,288,013.61	$607,334.47	$4.30
June 1, 2025 – May 31, 2026	$7,506,654.02	$625,554.50	$4.43
June 1, 2026 – May 31, 2027	$7,731,853.64	$644,321.14	$4.57
June 1, 2027 – May 31, 2028	$7,963,809.25	$663,650.77	$4.70
June 1, 2028 – May 31, 2029	$8,202,723.52	$683,560.29	$4.84
June 1, 2029 – December 31, 2029	$8,448,805.23	$704,067.10	$4.99

4.3 Abated Monthly Rental. Provided that Tenant is not then in default of the Lease (as hereby amended) (beyond the expiration of any applicable notice and cure period set forth in the Lease, as amended), then during the three (3) month period commencing on July 1, 2017 and ending on September 30, 2017 (the “Rent Abatement Period”), Tenant shall not be obligated to pay any Monthly Rental otherwise attributable to the Premises during such Rent Abatement Period (the “Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Rent Abatement equals $1,476,205.50 (i.e., $492,068.50 per month). Tenant acknowledges and agrees that during such Rent Abatement Period, such abatement of Monthly Rental for the Premises shall have no effect on the calculation of any future increases in Monthly Rental, Operating Expenses or Taxes payable by Tenant pursuant to the terms of the Lease, which increases shall be calculated without regard to such Rent Abatement. Additionally, Tenant shall be obligated to pay all Additional Rental during the Rent Abatement Period. Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this First Amendment, and for agreeing to pay the rent and perform the terms and conditions otherwise required under the Lease (as hereby amended). If Tenant shall be in default under the Lease (as hereby amended) and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Lease (as hereby amended), or if the Lease (as hereby amended) is terminated for any reason, other than as the result of casualty or condemnation, then the dollar amount of the unapplied portion of the Rent Abatement as of such default or termination shall be converted to a credit to be applied to the Monthly Rental applicable at the end of the Extended Term and Tenant shall immediately be obligated to begin paying Monthly Rental for the Premises in full.

4.4 Operating Expenses and Taxes. Prior to and during the Extended Term, Tenant shall continue to be obligated to pay Tenant’s Pro Rata Share of the annual Operating Expenses and Taxes in accordance with the terms of the Lease.

5. Right of First Offer. Landlord hereby grants to the named Tenant in this First Amendment (the “Original Tenant”) and any “Permitted Assignee” (as that term is defined in Section 10.1 of the Lease) an ongoing right of first offer with respect to all of the rentable space located in the “Front Building” (as that term is defined in the Lease) located at 12790 El Camino Real (the “First Offer Space”). Such right of first offer shall be subordinate to all current rights of other tenants of the Project (i.e., either (i) the existing rights of third-party tenants directly leasing all or any portion of the First Offer Space, and/or (ii) the existing rights of third-party tenants which both relate to the First Offer Space and are set forth in leases of space in the Project existing as of the date hereof, including, without limitation, any expansion, first offer, first refusal, first negotiation and other rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to a lease amendment or a new lease (the “Superior Rights”). Notwithstanding any contrary provision in the lease of any Superior Right Holder, such rights of any Superior Right Holder shall continue to be Superior Rights in the event that such Superior Right Holder’s lease is renewed or otherwise modified (but only to the extent the renewal right and corresponding extension periods are currently set forth in such lease, but regardless of whether such renewal is executed strictly in accordance with their respective terms or such renewal is consummated pursuant to a lease amendment or a new lease so long as the same does not extend beyond the corresponding extension periods contemplated by such existing renewal rights). All such existing tenants of the First Offer Space, and all such third party tenants in the Project holding Superior Rights, and any tenants under subsequent “Intervening Leases” (as that term is defined in Section 5.6, below) are collectively referred to as the “Superior Right Holders”. Landlord and Tenant hereby acknowledge and agree that such Superior Right Holders shall only be (A) the current tenants under subject leases as of the date of this Fourth Amendment, or (B) the assignees of such leases who take an assignment from the existing tenant pursuant to a provision in such leases, but only to the extent Landlord does not have the right to consent (e.g., permitted transferee assignees). Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 5. The Superior Rights and Superior Right Holders are set forth on Exhibit C attached hereto.

5.1 Procedure for Offer. Subject to the terms of this Section 5, Landlord shall notify Tenant (the “First Offer Notice”) from time to time when the First Offer Space or any portion thereof will become available for lease to third parties, subject to the rights of any Superior Right Holder. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. The First Offer Notice shall describe the space so offered to Tenant and the “First Offer Rent” (as that term is defined in Section 5.3 below), and other fundamental material economic terms (collectively, the “Key Economic Terms”) upon which Landlord is willing to lease such space. In no event shall Landlord have the obligation to deliver a First Offer Notice (and Tenant shall have no right to exercise its right under this Section 5) to the extent that the “First Offer Commencement Date,” as that term is defined in Section 5.4 below, is anticipated by Landlord to occur on or after the last three (3) years of the Extended Term or any exercised Renewal Term (the “ROFO Black Out Period”).

5.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within ten (10) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord (the “First Offer Exercise Notice”) of Tenant’s election to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice, provided that Tenant may, at its option and as part of such First Offer Exercise Notice, object to the First Offer Rent contained in the First Offer Notice, in which case the parties shall follow the procedure, and the First Offer Rent shall be determined, as set forth in Section 2.2 of the Lease. If Tenant does not timely deliver the First Offer Exercise Notice within such ten (10) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires; provided, however, Landlord shall not lease such First Offer Space to a third party on Key Economic Terms less than ninety-five percent (95%) as favorable to Landlord as the Key Economic Terms offered in such First Offer Notice to Tenant, without first providing Tenant with a new First Offer Notice (the “Additional Notice”) on such reduced Key Economic Terms in accordance with the terms, provisions and procedures set forth in this Section 5.2.; provided, however, in connection with the foregoing analysis, the Key Economic Terms shall collectively be determined on a net effective basis (e.g., an “apples” to “apples” basis). If Tenant thereafter wishes to exercise its right of first offer with respect to the Additional Notice, Tenant shall deliver the First Offer Exercise Notice to Landlord within ten (10) business days of delivery of such Additional Notice to Tenant (which procedure shall be repeated until Landlord enters into a lease or lease amendment with respect to such First Offer Space which does not require Landlord to deliver another Additional Notice to Tenant pursuant to the terms hereof or Tenant timely exercises such right of first offer, as applicable). In addition, in the event an Intervening Lease is not entered into within nine (9) months following the expiration of such ten (10) business day period, then Tenant shall again be eligible to receive a First Offer Notice for the applicable First Offer Space. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the identified space offered by Landlord to Tenant under any corresponding First Offer Exercise Notice, and Tenant may not elect to lease only a portion thereof.

5.3 First Offer Space Rent. The rent payable by Tenant for the First Offer Space (the “First Offer Rent”) shall be equal to the “Fair Market Rental Rate,” as that term is defined and determined in Section 2.2 of the Lease, for the First Offer Space.

5.4 Construction In First Offer Space. Tenant shall take the First Offer Space in its “as is” condition, and the construction of improvements in the First Offer Space shall comply with the terms of Section 8.4 of the Lease, subject only to any improvement allowance to which Tenant may be entitled as shall have been set forth in the corresponding First Offer Notice.

5.5 Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, then Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to the Lease for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 5. The rentable square footage of any First Offer Space leased by Tenant shall be as set forth in the First Offer Notice and shall be in accordance with Landlord’s then current standard of measurement for the Building. Tenant shall commence payment of rent for the First Offer Space, and the term of Tenant’s lease of the First Offer Space shall commence as set forth in the First Offer Notice (the “First Offer Commencement Date”) and shall terminate coterminously with the end of the Extended Term (or if applicable, exercised Renewal Term).

5.6 Termination of Right of First Offer. Tenant’s rights under this Section 5 shall be personal to the Original Tenant and any Permitted Assignees and may only be exercised by the Original Tenant and any Permitted Assignees (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in the Lease, except with respect to a Permitted Assignee) if the Original Tenant or any Permitted Assignee occupies at least eighty percent (80%) of the original Premises (prior to the exercise of any rights of first offer). The right of first offer granted herein shall not terminate as to particular First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to such First Offer Space as offered by Landlord and Landlord shall re-offer such space to Tenant upon the expiration or earlier termination of any lease (an “Intervening Lease”) entered into by Landlord prior to the ROFO Black Out Period following Tenant’s failure to timely exercise its right to lease the First Offer Space, subject, however, to Landlord’s right to renew any such Intervening Lease, irrespective of whether any such renewal is initially set forth in such lease or is subsequently granted or agreed upon, and regardless of whether any such renewal is exercised strictly in accordance with its terms or pursuant to a lease amendment or a new lease. In addition, any renewal rights for the space subject to the Intervening Lease granted under an Intervening Lease shall be deemed to be “Superior Rights”, and the tenant under any Intervening Lease shall be a “Superior Right Holder”. Tenant shall not have the right to lease First Offer Space, as provided in this Section 5, if, as of the date of the attempted exercise of any right of first offer by Tenant, or, at Landlord’s option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in economic or material non-economic default under the Lease (beyond the expiration of any applicable notice and cure period set forth in the Lease, as amended).

6. Letter of Credit.

6.1 Decrease in L-C Amount. Landlord and Tenant hereby acknowledge that the “Amended Letter of Credit”, as that term is defined in Section 4.7 of the Lease, currently held by Landlord is in the amount of $4,570,000.00. In connection with this First Amendment, Landlord and Tenant hereby agree that the L-C Amount shall be decreased to a stipulated amount equal to $3,000,000.00 (the “New L-C Amount”) unless and to the extent Tenant utilizes all or any portion of the “Additional Allowance” (as that term is defined in Section 2.4 of the Work Letter) in which event the Monthly Rental shall increase per the terms set forth therein and the New L-C Amount shall increase accordingly. Accordingly, concurrently with Tenant’s execution and delivery of this First Amendment to Landlord, Tenant shall be entitled to provide Landlord with an amendment to the L-C (in form and content reasonably acceptable to Landlord) in order that the L-C, as amended, is initially in the New L-C Amount of $3,000,000.00 (but subject to increase vis-à-vis Additional Allowance, as set forth hereinabove). This Section 6 shall replace Section 4.7 of the Lease in its entirety.

6.2 Conditional Reduction in New L-C Amount. Notwithstanding anything to the contrary in the Lease, provided that (a) Tenant maintains a market capitalization in excess of Five Billion Dollars ($5,000,000,000.00) (the “Required Threshold”) at all times during the fifth (5th) full year of the Extended Term and delivers reasonable supporting documentation to Landlord evidencing the same, and (b) Tenant is not in default under the Lease (beyond the applicable notice and cure periods) at the expiration of the fifth (5th) full year of the Extended Term, the New L-C Amount shall be subject to further reduction by fifty percent (50%) (i.e., to $1,500,000.00 (assuming no Additional Allowance is utilized, or to fifty percent (50%) of the ultimately determined New L-C Amount if Additional Allowance is utilized), the “50% L-C Amount”) upon the first day of the sixth (6th) full year of the Extended Term. In the event Tenant does not satisfy the Required Threshold during the entire fifth (5th) full year of the Extended Term, then at any time thereafter during the remainder of the Extended Term (i.e., following the fifth (5th) year of the Extended Term) Tenant satisfies the Required Threshold for twelve (12) consecutive calendar months and delivers reasonable supporting documentation to Landlord evidencing the same, the New L-C Amount shall be subject to reduction to the 50% L-C Amount. In the event that the New L-C Amount is reduced to the 50% L-C Amount pursuant to this Section 6.2, then Tenant may deliver to Landlord an amendment to the Amended Letter of Credit properly reducing the New L-C Amount at any time on or after the applicable reduction date. Tenant shall pay all expenses, points and fees incurred by Tenant or Landlord in connection with any such amendment to the Amended Letter of Credit.

7. California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Common Areas and the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp designated by Landlord, subject to Landlord’s reasonable rules and requirements; (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Premises to correct violations of construction-related accessibility standards; and (c) if anything done by or for Tenant in its use or occupancy of the Premises shall require any improvements or repairs to the Building or Project (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rental, for the cost to Landlord of performing such improvements or repairs.

8. Water Sensors. Tenant, as part of the Improvements, shall be responsible for installing web-enabled wireless water leak sensor devices designed to alert the Tenant on a twenty-four (24) hour seven (7) day per week basis if a water leak is occurring in the Premises (which water sensor device(s) located in the Premises shall be referred to herein as “Water Sensors”). The Water Sensors shall be installed in any areas in the Premises where water is utilized (such as sinks, pipes, faucets, water heaters, coffee machines, ice machines, water dispensers and water fountains) (the “Sensor Areas”). Notwithstanding the foregoing, in no event shall Tenant be required to expend more than $2,000.00 in connection with the installation of Water Sensors in the Sensor Areas, and any costs above $2,000.00 shall be borne solely by Landlord. With respect to the installation of any such Water Sensors, Tenant shall obtain Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, use an experienced and qualified contractor reasonably designated by Landlord, and comply with all of the other provisions of the Work Letter. Tenant shall, at Tenant’s sole cost and expense, pursuant to the Lease keep any Water Sensors located in the Premises (whether installed by Tenant or someone else) in good working order, repair and condition at all times during the Lease Term. Notwithstanding any provision to the contrary contained herein, Landlord has neither an obligation to monitor, repair or otherwise maintain the Water Sensors, nor an obligation to respond to any alerts it may receive from the Water Sensors or which may be generated from the Water Sensors. Tenant shall leave the Water Sensors in place together with all necessary user information such that the same may be used by a future occupant of the Premises (e.g., the Water Sensors shall be unblocked and ready for use by a third-party.

9. Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than Landlord’s use of Cushman & Wakefield (the “Broker”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Landlord shall pay the fees of the Broker pursuant to a separate agreement and Landlord shall indemnify Tenant for any claim made by Broker against either party. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any use or dealings with any real estate broker or agent, occurring by, through, or under the indemnifying party. The terms of this Section 9 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

10. No Further Modification. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“LANDLORD”:

KILROY REALTY, L.P., a Delaware limited partnership

By:	Kilroy Realty Corporation,
a Maryland corporation

Its: General Partner

By:	/s/ Heidi R. Roth

Name:	Heidi R. Roth

Its:	CAO and Controller

By:	/s/ Nelson Ackerly

Name:	Nelson Ackerly

Its:	Senior Vice President

“TENANT”:
NEUROCRINE BIOSCIENCES, INC., a Delaware corporation

By:	/s/ Darin Lippoldt

Name:	Darin Lippoldt

Its:	Secretary

By:	/s/ Tim Coughlin

Name:	Tim Coughlin

Its:	VP